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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                             FISHER COMPANIES INC.
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                               (Name of Issuer)

                         Common Stock, par value $1.25
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                        (Title of Class of Securities)

                                  337756 20 9
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                                (CUSIP Number)








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 4 Pages
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  CUSIP NO.  337756209              13G                    PAGE 2 OF 4 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Lula Fisher Warren Trust

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                     5
     NUMBER OF            480,368 Shares (Among three trustees)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             480,368 Shares (Among three trustees)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      480,368 Shares
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.6%

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      TYPE OF REPORTING PERSON*
12
      OO

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1 (a):  NAME OF ISSUER
-----------

                  FISHER COMPANIES INC.

Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
-----------

                  600 University Street, Suite 1525
                  Seattle, Washington   98101

Item 2 (a):  NAME OF PERSON FILING
-----------

                  Lula Fisher Warren Trust

Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE
-----------

                  c/o Union Bank of California
                  Trust Department
                  P. O. Box 3123
                  Seattle, Washington   98114

Item 2 (c):  CITIZENSHIP
-----------

                  United States

Item 2 (d):  TITLE OF CLASS OF SECURITIES
-----------

                  Common Stock, $1.25 par value

Item 2 (e):  CUSIP NUMBER
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                  337756 20 9

Item 3:     This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2,
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            and therefore this item is not applicable.

Item 4:    OWNERSHIP
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                  (a)      Amount Beneficially Owned:

                           480,368 Shares

                  (b)      Percent of Class:

                           5.6%

                  (c)      Number of Shares as to Which Such Person Has:

                           (i)  sole power to vote or direct the vote:

                                480,368 Shares

                           (ii) Shared power to vote or direct the vote:

                                0 Shares
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                           (iii)  Sole power to dispose or to direct the
                                  disposition of:

                                  480,368 Shares

                           (iv) Shared power to dispose or to direct the disposition of:

                                  0 Shares

  Voting and disposition power with respect to the shares owned by the filing trust are shared by the three trustees of the trust: George Fisher Warren, Jr., William W. Warren, Jr. and Wendy Jean Wagner.

Item 5:    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-------

                 Not Applicable

Item 6:    OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
-------

                 Not Applicable

Item 7:    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
-------
           THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                 Not Applicable

Item 8:    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
-------

                 Not Applicable

Item 9:    NOTICE OF DISSOLUTION OF GROUP
-------

                 Not Applicable

Item 10:   CERTIFICATION
--------

                 Not Applicable

                                   SIGNATURE
                                   ---------

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


February 8, 1999
----------------
Date



/s/ WILLIAM W. WARREN, JR.
------------------------------
Signature

WILLIAM W. WARREN, JR.      (Named Trustee 1/22/99, succeeding W. W. Warren who
----------------------------
Name (Typed)                  passed away 1/8/99)


/s/ WENDY JEAN WAGNER               /s/ GEORGE FISHER WARREN, JR.
---------------------------         -----------------------------
Signature                           Signature

WENDY JEAN WAGNER                   GEORGE FISHER WARREN, JR.
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Name (Typed)                        Name (Typed)